Exhibit 99.1

United States Department of the Interior

MINERALS MANAGEMENT SERVICE
Gulf of Mexico OCS Region
1201 Elmwood Park Boulevard
New Orleans. Louisiana 70123-2394

In Reply Refer To: Mail Stop 5422
March 4, 2009
Mr. L. Keith Vincent
Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170

Dear Mr. Vincent:

By letter dated August 08, 2008, Minerals Management Service (MMS) ordered Energy Partners, Ltd. (EPL) to provide supplemental bonds, in order to guarantee performance of your obligations to abandon wells, remove platforms and facilities, and clear the seafloor of obstructions on leases with associated lease obligations, by submitting such to the Adjudication Unit prior to September 08, 2008. MMS subsequently extended, in part, said deadline to December 23, 2008.

The December 23, 2008 Trust Agreement, as executed by EPL and MMS, required a deposit of $16,700,000 “to be provided, in form and substance satisfactory to Beneficiary, on or before February 27, 2009,” by EPL. Due to the failure to provide the security of $16,700,000 required as of said date, EPL is in noncompliance for failure to maintain the appropriate bond required. As such, MMS has issued an Incident of Noncompliance (INC), notification enclosed herein.

Failure to correct this INC by March 27, 2009, close of business, will result in a Facility Shut-in of all OCS facilities located on and all OCS wells associated with South Pass Block 27 and South Pass Block 28.

Should you have further questions or concerns, you may contact Mr. Joshua Joyce at (504)736-2779 or joshua.joyce@mms.gov.

Sincerely,

/s/ John Rodi
for Lars Herbst

Regional Director

Enclosure